Exhibit 99.2

ORBITAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share data)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$427,498	$265,837
Receivables	486,812	583,518
Inventories	60,328	61,675
Deferred income taxes, net	34,391	30,154
Other current assets	23,697	9,889
Total current assets	1,032,726	951,073
Property, plant and equipment, net	231,921	246,060
Goodwill	71,260	71,260
Other non-current assets	13,801	16,368
Total assets	$1,349,708	$1,284,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$247,124	$281,631
Deferred revenues and customer advances	55,290	21,250
Current portion of long-term debt	7,500	8,236
Total current liabilities	309,914	311,117
Long-term debt	129,375	135,000
Deferred income tax, net	26,431	26,611
Other non-current liabilities	32,158	16,732
Total liabilities	497,878	489,460
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, par value $.01; 10,000,000 shares authorized, none outstanding	—	—
Common Stock, par value $.01; 200,000,000 shares authorized, 60,882,667 and 60,515,556 shares outstanding, respectively	609	605
Additional paid-in capital	592,268	587,240
Accumulated other comprehensive loss	(1,388)	(1,341)
Retained earnings	260,341	208,797
Total stockholders’ equity	851,830	795,301
Total liabilities and stockholders’ equity	$1,349,708	$1,284,761

See accompanying notes to condensed consolidated financial statements.

ORBITAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited, in thousands, except per share data)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$338,207	$321,976	$979,616	$989,870
Cost of revenues	263,662	247,070	794,504	752,477
Research and development expenses	7,509	23,146	21,773	78,470
Selling, general and administrative expenses	33,776	26,154	91,837	75,904
Income from operations	33,260	25,606	71,502	83,019
Interest income and other, net	672	230	12,465	1,272
Interest expense	(1,082)	(1,143)	(3,292)	(3,438)
Income before income taxes	32,850	24,693	80,675	80,853
Income tax provision	(11,650)	(9,141)	(29,131)	(29,421)
Net income	$21,200	$15,552	$51,544	$51,432

Basic income per share	$0.35	$0.26	$0.85	$0.85
Diluted income per share	$0.35	$0.26	$0.85	$0.85

Net income from above	$21,200	$15,552	$51,544	$51,432
Other comprehensive income (loss):
Defined benefit plans, net of tax of $(213), $163, $(237) and $121, respectively	(339)	258	(372)	191
Unrealized gain (loss) on investments	—	(200)	—	400
Net gain (loss) on foreign exchange derivative instruments, net of tax of $0, $(239), $206 and $59, respectively	—	(383)	326	91
Total other comprehensive income (loss)	(339)	(325)	(46)	682
Comprehensive income	$20,861	$15,227	$51,498	$52,114

See accompanying notes to condensed consolidated financial statements.

ORBITAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Operating Activities:
Net income	$51,544	$51,432
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	31,728	31,024
Deferred income taxes	11,148	20,214
Stock-based compensation and other	1,753	3,381
Changes in assets and liabilities	84,256	(74,259)
Net cash provided by (used in) operating activities	180,429	31,792

Investing Activities:
Capital expenditures	(24,784)	(27,529)
Proceeds from disposition of property	10,000	—
Purchase price adjustment	—	4,000
Net cash provided by (used in) investing activities	(14,784)	(23,529)

Financing Activities:
Principal payments on long-term debt	(6,361)	(5,625)
Net proceeds from issuances of common stock	965	4,131
Tax benefit of stock-based compensation	1,412	2,218
Net cash provided by (used in) financing activities	(3,984)	724

Net increase (decrease) in cash and cash equivalents	161,661	8,987
Cash and cash equivalents, beginning of period	265,837	232,324
Cash and cash equivalents, end of period	$427,498	$241,311

See accompanying notes to condensed consolidated financial statements.

ORBITAL SCIENCES CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2014 and 2013

(Unaudited)

(1)  Basis of Presentation

Orbital Sciences Corporation (together with its subsidiaries, “Orbital” or the “company”), a Delaware corporation, develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.

In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, consisting of normal recurring accruals, necessary for a fair statement of the results for the interim periods presented.  Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the U.S. Securities and Exchange Commission.  The company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited interim condensed consolidated financial statements are read in conjunction with the audited consolidated financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, including estimates of future contract costs and earnings.  Such estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and earnings during the current reporting period.  Management periodically assesses and evaluates the adequacy and/or deficiency of estimated liabilities recorded for various reserves, liabilities, contract risks and uncertainties.  Actual results could differ from these estimates.

All financial amounts are stated in U.S. dollars unless otherwise indicated.

Operating results for the quarter and nine months ended September 30, 2014 are not necessarily indicative of the results expected for the full year.

(2)  Merger Transaction Agreement

On April 28, 2014, Orbital entered into a definitive transaction agreement (the “Transaction Agreement”) with Alliant Techsystems Inc. (“ATK”) that provides for the merger (the “Merger”) of Orbital with the Aerospace and Defense Groups of ATK (“ATK A&D”) following the spin-off of ATK’s Sporting Group business (“Sporting”) to ATK’s stockholders (the “Distribution” and together with the Merger, the “Transaction”).  At closing, the combined company will be named Orbital ATK, Inc. (“Orbital ATK”).  The Transaction Agreement provides that each share of Orbital’s common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive 0.449 shares of ATK common stock.  Orbital’s stockholders will own approximately 46.2% of Orbital ATK, and ATK’s stockholders will own approximately 53.8% of Orbital ATK at the closing of the Transaction.  This transaction is subject to stockholder approval and other customary closing conditions.

(3)  Segment Information

Orbital’s products and services are grouped into three reportable business segments:  launch vehicles, satellites and space systems, and advanced space programs.  Reportable segments are generally organized based upon product lines.  Corporate office transactions that have not been attributed to a particular segment, as well as consolidating eliminations and adjustments, are reported in corporate and other.  The primary products and services from which the company’s reportable segments derive revenues are:

•                  Launch Vehicles - Rockets that are used as small- and medium-class space launch vehicles that place satellites into Earth orbit and escape trajectories, interceptor and target vehicles for missile defense systems and suborbital launch vehicles that place payloads into a variety of high-altitude trajectories.

•                  Satellites and Space Systems - Small- and medium-class satellites that are used to enable global and regional communications and broadcasting, conduct space-related scientific research, collect imagery and other remotely-sensed data about the Earth, carry out interplanetary and other deep-space exploration missions and demonstrate new space technologies.

•                  Advanced Space Programs - Human-rated space systems for Earth-orbit and deep-space exploration, small- and medium-class satellites used for national security space programs and to demonstrate new space technologies, and advanced flight systems for atmospheric and space missions.

Intersegment sales are generally negotiated and accounted for under terms and conditions that are similar to other commercial and government contracts.  Substantially all of the company’s assets and operations are located within the United States.

The following table presents operating information and identifiable assets by reportable segment (in thousands):

	Quarters Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
Launch Vehicles:
Revenues	$129,906		$127,870		$392,987		$396,189
Operating income	16,792		11,267		39,570		33,822
Identifiable assets	207,591		195,294	(2)	207,591		195,294	(2)
Capital expenditures	3,511		2,311		8,481		6,984
Depreciation and amortization	4,349		4,745		13,139		13,622
Satellites and Space Systems:
Revenues	$105,734		$88,125		$275,768		$282,736
Operating income	5,454		8,141		11,465		29,615
Identifiable assets	295,562		288,343	(2)	295,562		288,343	(2)
Capital expenditures	3,133		4,175		10,725		14,548
Depreciation and amortization	2,247		2,067		6,366		6,299
Advanced Space Programs:
Revenues	$106,160		$121,259		$323,651		$351,138
Operating income	14,224		6,198		30,290		19,582
Identifiable assets	330,055		448,015	(2)	330,055		448,015	(2)
Capital expenditures	496		836		3,086		3,598
Depreciation and amortization	2,467		2,403		7,485		6,438
Corporate and Other:
Revenues(1)	$(3,593)		$(15,278)		$(12,790)		$(40,193)
Operating loss	(3,210	)(3)	—		(9,823	)(3)	—
Identifiable assets	516,500		353,109	(2)	516,500		353,109	(2)
Capital expenditures	1,481		374		2,492		2,399
Depreciation and amortization	1,559		1,551		4,738		4,665
Consolidated:
Revenues	$338,207		$321,976		$979,616		$989,870
Operating income	33,260		25,606		71,502		83,019
Identifiable assets	1,349,708		1,284,761	(2)	1,349,708		1,284,761	(2)
Capital expenditures	8,621		7,696		24,784		27,529
Depreciation and amortization	10,622		10,766		31,728		31,024

(1)         Corporate and other revenues are comprised solely of the elimination of intersegment revenues summarized as follows (in millions):

	Quarters Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Launch Vehicles	$2.5	$14.1	$9.4	$36.1
Satellites and Space Systems	0.9	1.0	2.8	3.3
Advanced Space Programs	0.2	0.2	0.6	0.8
Total intersegment revenues	$3.6	$15.3	$12.8	$40.2

(2)   As of December 31, 2013.

(3)         The corporate and other operating loss in 2014 is comprised solely of professional fees and other costs pertaining to the proposed Merger (see Note 2).

(4)  Earnings Per Share

Basic earnings per share are calculated using the weighted-average number of common shares outstanding during the periods.  Diluted earnings per share include the weighted-average effect of all dilutive securities outstanding during the periods.

The following table presents the shares used in computing basic and diluted earnings per share (in thousands):

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Basic weighted-average shares outstanding	60,760	60,328	60,626	60,056
Dilutive effect of restricted stock units and stock options	260	202	372	281
Diluted weighted-average shares outstanding	61,020	60,530	60,998	60,337

(5)  Cash Equivalents

At September 30, 2014 and December 31, 2013, the company had invested approximately $413 million and $260 million, respectively, in cash equivalents in the form of money market funds with three financial institutions.  The company considers these money market funds to be Level 1 financial instruments.

(6)  Receivables

The components of receivables were as follows (in thousands):

	September 30,	December 31,
	2014	2013
Billed	$55,377	$68,474
Unbilled	431,435	515,044
Total	$486,812	$583,518

Under the terms of the company’s Commercial Resupply Services (“CRS”) contract with the National Aeronautics and Space Administration (“NASA”), approximately 25% of the contract value is billable to the customer and collectible only upon the completion of launch and delivery milestones for each of eight CRS contract missions.  The company has successfully completed two missions and the remaining six missions are currently scheduled to be completed by year-end 2016.  Unbilled receivables at September 30, 2014 and December 31, 2013 included $222 million and $335 million, respectively, pertaining to the CRS contract which will be collected as launches occur.  Since the inception of the CRS contract in December 2008 through September 30, 2014, a total of approximately $1.5 billion of revenues have been recognized on the contract, which has a total contract value of approximately $1.9 billion.

As of September 30, 2014 and December 31, 2013, unbilled receivables also included $23.3 million and $9.9 million, respectively, of incentive fees on certain completed satellite contracts that become due incrementally over periods of up to 15 years, subject to the achievement of performance criteria.

Certain satellite contracts require the company to refund a portion of the contract price to the customer if performance criteria, which cover periods of up to 15 years, are not satisfied.  As of September 30, 2014, the company could be required to refund up to $12.4 million to customers if certain completed satellites were to fail to satisfy performance criteria.  Orbital generally procures insurance policies under which the company believes it would recover satellite incentive fees that are not earned and performance refund obligations.

(7)  Inventories

As of September 30, 2014 and December 31, 2013, substantially all of the company’s inventory consisted of component parts, raw materials and milestone payments for future delivery of component parts.

(8) Property, Plant and Equipment

The company received proceeds of $10.0 million in the first nine months of 2014 in connection with the sale of certain property and equipment at the NASA Wallops Facility to the Commonwealth of Virginia.

(9)  Long-Term Debt

Term Loan and Credit Facility

The recorded value and fair value of the company’s senior secured term loan (the “Term Loan”) under its revolving secured credit facility (the “Credit Facility”) was $136.9 million and $142.5 million as of September 30, 2014 and December 31, 2013, respectively.  The company considers this fair value measure to be a Level 2 measure.

The Term Loan matures on December 12, 2017, is secured on the same basis as the Credit Facility and bears interest, at the company’s option, at the London Interbank Offered Rate (“LIBOR”) plus 1.75% per annum or a base rate plus 0.75% per annum.  The company is required to make quarterly principal payments of approximately $1.9 million.  The remaining principal amount of $114.4 million will be due at maturity.  The Term Loan is otherwise subject to terms and conditions substantially similar to those in the Credit Facility regarding guarantees, covenants and events of default.

The Credit Facility provides capacity for up to $300 million of revolving loans and permits the company to utilize up to $125 million of such capacity for the issuance of standby letters of credit.  The Credit Facility matures on December 12, 2017.  The company’s obligations under the Credit Facility are secured by substantially all of the company’s assets except for real property.  The company has the option to increase the amount of the Credit Facility by up to $150 million, subject to obtaining additional loan commitments and the satisfaction of other specified conditions.  Loans under the Credit Facility bear interest at LIBOR plus an applicable margin ranging from 1.75% to 2.50%, with the applicable margin varying according to the company’s total leverage ratio, or, at the election of the company, at a base rate plus 0.75% to 1.50%.  Letters of credit issued under the Credit Facility accrue fees at a rate equal to the applicable margin for LIBOR loans.  In addition, the company is required to pay a quarterly commitment fee for the unused portion of the Credit Facility, if any, at a rate ranging from 0.30% to 0.50%.

As of September 30, 2014, there were no revolving loan borrowings under the Credit Facility, although $0.7 million of letters of credit were issued under the Credit Facility.  Furthermore, borrowing capacity under the Credit Facility is limited by certain financial covenants, discussed below.  Accordingly, as of September 30, 2014, approximately $260 million of the Credit Facility was available for borrowings.

Debt Covenants

Orbital’s Credit Facility contains covenants limiting its ability to, among other things, pay cash dividends, incur debt or liens, redeem or repurchase company stock, enter into transactions with affiliates, make investments, merge or consolidate with others or dispose of assets.  In addition, the Credit Facility contains financial covenants with respect to leverage and interest coverage.  As of September 30, 2014, the company was in compliance with all of these covenants.

(10)  Stock-Based Compensation

The following tables summarize information related to the company’s stock-based compensation:

	Restricted Stock Units		Stock Options
		Weighted Average			Weighted Average
	Number of	Measurement	Number of		Exercise
	Units	Date Fair Value	Options		Price
Outstanding at December 31, 2013	948,844	$16.55	75,000		$12.07
Granted (1)	538,462	27.75	—		—
Exercised	—	—	(30,000)		12.09
Vested	(461,521)	16.29	—		—
Forfeited	(11,565)	18.92	—		—
Expired	—	—	—		—
Outstanding at September 30, 2014	1,014,220	$22.59	45,000	(2)	$12.05

(1)         The fair value of restricted stock unit grants is determined based on the closing market price of Orbital’s common stock     on the date of grant.  Such value is recognized as expense over the service period, net of estimated forfeitures, for all but 159,000 of the grants, whose vesting is contingent upon the closing of the Merger.  The value of the 159,000 grants will be recognized as expense over one year beginning at the closing date of the Merger.

(2)         The weighted average remaining contractual term is 0.92 years.

	Quarters Ended September 30,
(in millions)	2014	2013
Stock-based compensation expense	$2.4	$2.3
Income tax benefit related to stock-based compensation expense	0.7	0.8
Intrinsic value of options exercised computed as the market price on the exercise date less the price paid to exercise the options	0.2	—
Cash received from exercise of options	0.1	—
Tax benefit recorded as credits to additional paid-in capital related to stock-based compensation transactions	1.2	0.6

	Nine Months Ended September 30,
(in millions)	2014	2013
Stock-based compensation expense	$6.5	$5.8
Income tax benefit related to stock-based compensation expense	2.2	2.1
Intrinsic value of options exercised computed as the market price on the exercise date less the price paid to exercise the options	0.4	4.1
Cash received from exercise of options	0.2	3.2
Tax benefit recorded as credits to additional paid-in capital related to stock-based compensation transactions	1.4	2.2

As of
(in millions)	September 30, 2014
Shares of common stock available for grant under stock-based incentive plans	1.9
Aggregate intrinsic value of restricted stock units that are expected to vest	$28.2
Unrecognized compensation expense related to non-vested restricted stock units, expected to be recognized over a weighted-average period of 1.91 years	21.0
Aggregate intrinsic value of stock options outstanding, all fully vested	0.7

(11)  Supplemental Disclosures

Other Income

After its launch in March 2014, the Amazonas 4A communications satellite experienced an anomaly during in-orbit testing.  Operating results for the first nine months of 2014 included a loss of approximately $10 million attributable to the anomaly investigation costs and the loss of performance incentives.  In the first nine months of 2014, the company recorded insurance income of $12 million in “interest income and other, net,” pertaining to this incident, all of which was collected in the third quarter of 2014.

Income Taxes

The company’s effective tax rates were 36.1% and 36.4% for the first nine months of 2014 and 2013, respectively.

(12)  Changes in Estimates

Orbital’s revenues, costs and operating income are derived primarily from long-term contracts that are accounted for using the percentage-of-completion method of accounting.   Revenues are recorded based on the percentage that costs incurred to date bear to the most recent estimates of total costs to complete each contract.  Estimating future revenues, costs and profit is a process requiring a high degree of management judgment, including management’s assumptions regarding our operational performance as well as general economic conditions.  In the event of a change in total estimated contract revenue, cost or profit, the cumulative effect of such change is recorded in the period the change in estimate occurs.

Changes in contract estimates, both increases and decreases, occur for a variety of reasons including unanticipated changes in contract scope or contract value and unforeseen positive or negative changes in contract cost estimates resulting from the resolution of contract execution risks at lower costs than previously anticipated, unanticipated cost growth in connection with risks, changes in estimated overhead costs or other unexpected revisions in cost estimates. Aggregate net changes in contract estimates recognized using the cumulative catch-up method of accounting increased operating income by approximately $23 million and $16 million in the third quarter of 2014 and 2013, respectively, and $38 million and $49 million in the first nine months of 2014 and 2013, respectively.   The adjustments recorded in 2014 were largely attributable to an approximately $12 million cumulative operating income adjustment resulting from an increase in the estimated profit margin from 5.5% to 6.25% on the CRS contract following the successful completion of another mission during the quarter.   The 2014 adjustments also included net profit improvements in connection with cost efficiencies and reduced operational risks as key contract execution milestones were accomplished and as certain contracts were completed.  The adjustments recorded in 2013 were primarily due to net profit improvements in connection with the successful completion of certain satellite contracts.

(13)  Commitments and Contingencies

U.S. Government Contracts

The accuracy and appropriateness of costs charged to U.S. Government contracts are subject to regulation, audit and possible disallowance by the Defense Contract Audit Agency or other government agencies.  Accordingly, costs billed or billable to U.S. Government customers are subject to potential adjustment upon audit by such agencies.

Most of the company’s U.S. Government contracts are funded incrementally on a year-to-year basis.  Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies could materially adversely affect the company’s financial condition or results of operations.  Furthermore, contracts with the U.S. Government may be terminated or suspended by the U.S. Government at any time, with or without cause.  Such contract suspensions or terminations could result in unreimbursable expenses or charges or otherwise adversely affect the company’s financial condition and/or results of operations.

Research and Development Expenses

The company believes that a majority of the company’s research and development expenses are recoverable and billable under contracts with the U.S. Government, from which the majority of the company’s revenues are derived.  Charging practices relating to research and development and other costs that may be charged directly or indirectly to government contracts are subject to audit by U.S. Government agencies to determine if such costs are reasonable and allowable under government contracting regulations and accounting practices.  The company believes that research and development costs incurred in connection with the company’s Antares development program are allowable, although the U.S. Government has not yet made a final determination with respect to approximately $179 million of such costs incurred through September 30, 2014.  If such costs were determined to be unallowable, the company could be required to record revenue and profit reductions in future periods.

Litigation

In addition to the matters described below, from time to time the company is party to routine litigation or other legal proceedings arising in the ordinary course of business.  Because of the uncertainties inherent in litigation, the company cannot predict the outcome of such litigation or other legal proceedings; however, the company believes that none of these routine matters will have a material adverse effect on the company’s results of operations or financial condition.

Putative class action and derivative lawsuits challenging the proposed merger transaction with ATK described in Note 2 have been filed on behalf of Orbital stockholders in the Court of Chancery of the State of Delaware.  The plaintiffs in each of these lawsuits allege, among other things, that the directors of Orbital breached their fiduciary duties in connection with the merger and that ATK aided and abetted such breaches of fiduciary duty.  Plaintiffs in each of these lawsuits seek, among other relief, to enjoin the proposed merger or to rescind it in the event it is consummated.  Orbital believes the allegations and claims asserted in the complaints in these actions to be without merit and intends to defend these actions vigorously.

(14)  New Accounting Pronouncement

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).”  This ASU provides a single comprehensive revenue recognition model for all contracts with customers.  The principle for recognizing revenue is clarified as the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This ASU provides a five-step analysis to determine how revenue is recognized.  The provisions of the ASU are effective for interim and annual periods beginning after December 15, 2016.  The company is currently evaluating the impact of the pending adoption of this ASU on its financial statements.